Exhibit 10.2
THIRD AMENDMENT TO SUBLEASE

THIS THIRD AMENDMENT TO SUBLEASE (this “Third Amendment”) is made as of February 22, 2012, between HYATT CORPORATION, a Delaware corporation (“Sublandlord”), and CC-DEVELOPMENT GROUP, INC., a Delaware corporation (“Subtenant”), with reference to the following:

RECITALS:

A.Sublandlord and Subtenant heretofore entered into a certain Sublease dated as of June 15, 2004 (the “Original Sublease”), pursuant to which Subtenant subleased from Sublandlord certain premises in the building located at 71 South Wacker Drive, Chicago, Illinois, and known as Hyatt Center, (the “Building”).

B.The Original Sublease has been amended by that certain Confirmation Agreement dated as of July 1, 2006 (the “Initial Confirmation Agreement”), by that certain Ratification Agreement and First Amendment to Sublease dated as of February 1, 2007 (the “First Amendment”), and by that certain Second Amendment to Sublease dated as of January 25, 2008 (the “Second Amendment”). The Original Sublease, as amended by the Initial Confirmation Agreement, the First Amendment, and the Second Amendment, is herein referred to as the “Sublease.”

C.The space subleased by Subtenant pursuant to the Sublease in effect immediately prior to the date hereof, which currently contains approximately 54,242 square feet of Rentable Area on the 9th and 10th floors of the Building, is herein referred to as the “Existing Subleased Premises.”

D.Sublandlord and Subtenant desire to amend the Sublease to provide for, among other things, a reduction in the area of the Existing Subleased Premises and the elimination of any expansion options, upon the terms and conditions herein set forth.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties, Sublandlord and Subtenant agree as follows:

1.Incorporation and Defined Terms. The recital paragraphs set forth above are hereby incorporated herein as if fully set forth herein. Capitalized terms not otherwise defined herein shall have the same meanings as are ascribed to such terms in the Sublease.

2.Reduction of the Existing Subleased Premises. Effective as of 11:59 p.m. (Central Time) on February 29, 2012, Subtenant hereby relinquishes and surrenders to Sublandlord all right, title and interest of Subtenant in and to that portion of the Existing Subleased Premises located on the 10th floor of the Building (the portion so relinquished and surrendered being herein referred to as the “Third Amendment Contraction Space”). After February 29, 2012, Subtenant shall have no further right to occupy, possess, or use the Third Amendment Contraction Space, subject to Subtenant's right to use the mailroom and reserve conference rooms on the 10th floor of the Building pursuant to Section 14 of this Third Amendment. Subtenant acknowledges and agrees that Sublandlord has no obligation to divide or demise any of the space in the Building or make any other improvements, alterations, remodeling, or installations as a result of the terms of this Third Amendment.

3.References to Subleased Premises. Except as expressly set forth herein to the contrary, from and after March 1, 2012, all references in the Sublease and this Third Amendment to the “Subleased Premises” shall be deemed to mean the area depicted on Exhibit B - Third Amended attached hereto and shall specifically exclude the Third Amendment Contraction Space.

4.Rentable Area. Effective as of March 1, 2012, the Subleased Premises shall consist of 31,184 square feet of Rentable Area.

5.Floor Plan. Effective as of March 1, 2012, the floor plan of the Subleased Premises shall be as set forth in Exhibit B-Third Amended attached hereto, which replaces in its entirety Exhibit B-Second Amended attached to the First Amendment, and for all purposes of the Sublease, the Subleased Premises, as so depicted on Exhibit B-Third Amended, shall be the Subleased Premises under the Sublease.

6.Net Rent. Effective as of March 1, 2012, (i) Exhibit E-Second Amended attached to the First Amendment shall be deleted in its entirety and Exhibit E-Third Amended attached hereto shall be substituted therefor and (ii) Net Rent payable by Subtenant to Sublandlord in respect of the Subleased Premises from and after March 1, 2012 shall be as set forth in Exhibit E-Third Amended.

7.Subtenant's Share. Subject to adjustment from time to time in accordance with Paragraph 1.5 of the Original Sublease, effective as of March 1, 2012, Subtenant's Share shall be adjusted to 9.81% (calculated by dividing the 31,184 square feet of Rentable Area of the Subleased Premises by the 317,826 square feet of the Rentable Area of the Master Premises). Subtenant shall remain liable for and from time to time, upon the request of Sublandlord pay to Sublandlord any rent accrued prior to March 1, 2012 and not yet paid.

8.Fee. On or before February 29, 2012, Subtenant shall pay to Sublandlord a fee in the amount of Three Million Nine Hundred Forty-Three Thousand Four Hundred Twenty Seven Dollars ($3,943,427), which fee shall be fully earned by Sublandlord upon the full execution of this Third Amendment and shall not be subject to return, rebate or proration. Failure of Subtenant to make such payment by 11:59 p.m. (Central Time) on February 29, 2012 shall be a default under the Sublease and, at the option of Sublandlord, shall terminate Subtenant's right to reduce the Existing Subleased Premises and the rent payable under the Sublease contemplated by this Third Amendment.

9.Furnishings.

a. Effective as of 11:59 p.m. (Central Time) on February 29, 2012, Subtenant hereby sells and transfers (the “Furniture Sale”) to Sublandlord all of its right, title, and interest in and to the furniture and carpet located in the Third Amendment Contraction Space on the date hereof, other than the furniture on Exhibit G attached hereto as the “Excluded Furniture”. Sublandlord acknowledges and agrees any and all artwork located in the Third Amendment Contraction Space shall not be included in the Furniture Sale and Subtenant shall retain all right, title and interest in and to such artwork and shall be entitled to remove same from the Third Amendment Contraction Space. Such Furniture Sale is made without additional consideration by Sublandlord and is made “as is, where is,” with no representation or warranty, except as provided in this Section 9. Subtenant represents and warrants to Sublandlord that (i) Subtenant owns such furniture and carpet, subject to no liens, security interests, or claims of any kind other than those under the Sublease (if any), and (ii) a list of the furniture located in the Third Amendment Contraction Space is set forth in Exhibit G attached hereto.
b. Subtenant (i) shall leave the eleven (11) photocopy machines (other than the color photocopy machine located in the space commonly known as the “marketing storeroom”) currently located in the Third Amendment Contraction Space, (ii) shall replace the color photocopy machine excluded from clause (i) with a black and white photocopy machine of similar quality and condition, (iii) grants to Sublandlord the exclusive right to use such photocopy machines described in clauses (i) and (ii), (iv) shall comply with all of the terms and conditions of the lease and maintenance agreements with respect to the photocopy machines, (v) shall arrange for the service provider for such photocopy machines to continue to maintain such machines in a manner historically provided by such provider, and (vi) represents that the monthly lease payment for the use of such photocopy machines is $2,973.01 and the term of lease for such photocopy machines ends on November 22, 2012. Sublandlord agrees from time to time promptly following receipt of any invoice therefor to reimburse Subtenant for the lease payment described above and for the cost of maintenance and supplies pertaining to such photocopy machines, in each case that accrues after February 29, 2012.
10.Delivery of Possession and Improvements. Sublandlord and Subtenant acknowledge and agree that a representative of each of Sublandlord and Subtenant performed an inspection of the Third Amendment Contraction Space on February 21, 2012 (the “Inspection Date”), and that Subtenant shall deliver possession of the Third Amendment Contraction Space to Sublandlord on or before 11:59 p.m. (Central Time) on February 29, 2012 in “as-is” condition as same existed as of the Inspection Date, ordinary wear and tear, damage by fire or other casualty or condemnation excepted. Each party acknowledges and agrees that, except as provided in Section 15, the other party has no obligation to divide or demise any of the space in the Building or make any other improvements, alterations, remodeling or installations as a result of the terms of this Third Amendment. Other than the photocopy machines (the disposition of which is addressed in Section 9.b above), any property not removed by Subtenant by 11:59 p.m. (Central Time) on February 29, 2012 shall, if Subtenant fails to remove same within five (5) Business Days following Subtenant's receipt of written notice thereof, at Sublandlord's option be deemed abandoned and conveyed to Sublandlord as if by bill of sale without payment by Sublandlord.

11.Paragraph 1.4. (Sublease Term). Paragraph 1.4. (Sublease Term) of the Original Sublease is hereby deleted in its entirety and replaced with the following:

“1.4. Sublease Term. The term “Sublease Term” means the term commencing on the Commencement Date and ending on February 29, 2020 (the “Termination Date”) (such period ending on February 29, 2020, the “Initial Term.
12.Renewal. Paragraph 2.2 (“Renewal Term”) of the Sublease is hereby deleted in its entirety and replaced with the phrase “Intentionally Omitted.” Subtenant acknowledges and agrees that it has no right to renew or extend the term of the Sublease beyond the Termination Date (as such term has been amended by this Third Amendment). If Subtenant desires to enter into a direct lease with Master Landlord following the Termination Date, Sublandlord shall cooperate with Subtenant in the negotiations for any such direct lease.

13.Fitness Center. Paragraph 10.3 of the Original Sublease, as amended by Paragraph 4 of the First Amendment, and further amended by Paragraph 2 of the Second Amendment, is hereby deleted in its entirety and the following is hereby substituted therefor:

“10.3.    Fitness Center. At all times during which Subtenant is a Subtenant Permittee, Subtenant shall license from Sublandlord twenty (20) memberships to the Fitness Center. Subtenant shall pay for such memberships at the same time and in the same amount and manner as Sublandlord in accordance with the Master Lease. The number of memberships stated herein shall not be subject to change except as otherwise expressly agreed by Sublandlord and Subtenant in writing.”
14.Right of First Offer. Paragraph 18 of the Original Sublease is deleted and is null and void.

15.Shared Space. Paragraph 20 of the Original Sublease, as amended by Section 5 of the First Amendment, is deleted and is null and void and replaced with the following:

“20. Shared Space. Subtenant shall have the right, during the Sublease Term, to use the mailroom on the 10th floor of the Building for general mailroom purposes and to reserve the conference room(s) on the 10th floor of the Building (in each instance, on a non-exclusive basis with Sublandlord and other tenants of the Building specified from time to time by Sublandlord). Such use shall be only during Sublandlord's usual business hours and shall be conducted in accordance with rules and regulations adopted by Sublandlord from time to time. Subtenant agrees that the location of the mailroom and conference room(s) and the route of ingress and egress may be changed by Sublandlord from time to time. Subtenant shall comply with Sublandlord's security and confidentiality policies adopted from time to time in connection with Subtenant's rights under this Paragraph 20. Subtenant agrees that Sublandlord may, upon reasonable notice to Subtenant, close and/or remove the non-emergency stairway between the 9th and 10th floors of the Building (any such removal and the related repairs described below, the “Stairway Removal”). If at any time Sublandlord subleases or otherwise permits the occupancy of the portion of the 10th floor of the Building in which the stairway is located (or space adjacent thereto) to a person or entity that is not an Affiliate of Sublandlord, Sublandlord shall be obligated to perform the Stairway Removal at its expense. If at any time Subtenant subleases or otherwise permits the occupancy of the portion of the 9th floor of the Building in which the stairway is located (or space adjacent thereto) to a person or entity that is not an Affiliate of Subtenant, Subtenant shall promptly deliver notice thereof to Sublandlord and shall from time to time promptly reimburse Sublandlord for all costs incurred in performing the Stairway Removal. Sublandlord shall in any case not be required to conduct any Stairway Removal until fulfillment of the following conditions: receipt of all consents which may be required for the proposed sublease or transfer by the Subtenant and for the Stairway Removal (including any such consent from Master Landlord), development of construction drawings, issuance of permits and authorizations, execution of construction contracts reasonably acceptable to Sublandlord, and receipt of such other documents and materials reasonably requested by Sublandlord. Any Stairway Removal shall include a patching of surfaces and repair and restoration of the adjacent premises and improvements and any other damages resulting from such removal.”
16.Exhibit F. Exhibit F attached to the First Amendment is hereby deleted in its entirety and deemed null, void and of no further force or effect.

17.Confirmation Agreements. At any time and from time to time upon either Sublandlord's or Subtenant's request each of Sublandlord and Subtenant shall execute a Confirmation Agreement confirming Subtenant's Share and any other information reasonably requested by Sublandlord or Subtenant pertinent to this Sublease.

18.No Offer. Submission of this Third Amendment by Sublandlord to Subtenant is not an offer to enter into this Third Amendment but rather is a solicitation for such an offer from Subtenant. Sublandlord shall not be bound by this Third Amendment until Sublandlord has executed and delivered the same to Subtenant.

19.Integration of Sublease and Controlling Language. This Third Amendment and the Sublease shall be deemed to be, for all purposes, one instrument. In the event of any conflict between the terms and provisions of this Third Amendment and the terms and provisions of the Sublease, the terms and provisions of this Third Amendment, in all instances, shall control and prevail.

20.Severability. If any provision of this Third Amendment or the application thereof to any person or circumstances is or shall be deemed illegal, invalid or unenforceable, the remaining provisions hereof shall remain in full force and effect and this Third Amendment shall be interpreted as if such legal, invalid or unenforceable provision did not exist herein.

21.Entire Agreement. This Third Amendment and the Sublease contain the entire integrated agreement between the parties respecting the subject matter of this Third Amendment and the Sublease and supersede all prior and contemporaneous understandings and agreements other than the Sublease between the parties respecting the subject matter of this Third Amendment and the Sublease. There are no representations, agreements, arrangements or understandings, oral or in writing, between or among the parties to this Third Amendment relating to the subject matter of this Third Amendment or the sublease which are not fully expressed in this Third Amendment and the Sublease, and no party hereto has relied upon any other representations, agreements, arrangements or understandings. The terms of this Third Amendment and the Sublease are intended by the parties as the final expression of their agreement with respect to those terms and may not be contradicted by evidence of any prior agreement or of any contemporaneous agreement. The parties further intend that no extrinsic evidence whatsoever may be introduced in any judicial proceeding involving this Third Amendment (and, for avoidance of doubt, the Sublease is not extrinsic for this purpose).

22.Successors and Assigns. Each provision of the Sublease and this Third Amendment shall extend to and shall bind and inure to the benefit of Sublandlord and Subtenant, their respective heirs, legal representatives, and permitted successors and assigns.

23.Time of the Essence. Time is of the essence of this Third Amendment and the Sublease and each provision hereof.

24.Multiple Counterparts. This Third Amendment may be executed in counterparts, all of which, when taken together, shall constitute a fully executed instrument.

25.Authority. Sublandlord and Subtenant each represent and warrant that it has full authority to execute and deliver this Third Amendment.

26.Real Estate Brokers. Sublandlord represents to Subtenant that Sublandlord has dealt only with Jones Lang LaSalle Midwest, LLC (“JLL”) in connection with the brokerage of the transaction contemplated by this Third Amendment. Subtenant represents to Sublandlord that Subtenant has dealt only with Studley, Inc. (“Studley”) as an advisor in connection with the transaction contemplated by this Third Amendment. Each of Sublandlord and Subtenant represent that it has not dealt with any broker, agent or finder in connection with this Third Amendment other than JLL and Studley, and that insofar as each party knows, no brokers other than JLL and Studley have participated in the procurement of Subtenant or in the negotiation of this Third Amendment or are entitled to any commission in connection therewith. Each of Sublandlord and Subtenant shall indemnify and hold the other harmless from all damages, judgments, liabilities and expenses (including reasonable attorneys' fees) arising from its breach of the foregoing representations. Sublandlord shall be responsible for any fees owed JLL in connection with this Third Amendment and Subtenant shall be responsible for any fees owed Studley in connection with this Third Amendment.

27.Ratification Generally. Except as amended and modified hereby, the Sublease shall be and shall remain unchanged and in full force and effect in accordance with its terms, and, as the Sublease is amended and modified hereby, the sublease is hereby ratified, adopted and confirmed.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Sublandlord and Subtenant have executed this Third Amendment to Sublease as of the date and year first above written.

SUBLANDLORD:

HYATT CORPORATION, a Delaware corporation

By: /s/ Robert W. K. Webb
Name: Robert W. K. Webb
Title: Chief Human Resources Officer

SUBTENANT:

CC-DEVELOPMENT GROUP, INC., a Delaware corporation

By:  /s/ Randy Richardson
Name:  Randy Richardson
Title:  President

ACKNOWLEDGMENT OF MASTER LANDLORD

The undersigned, being the Master Landlord described in that certain Third Amendment to Sublease to which this Acknowledgment of Master Landlord is attached (the “Third Amendment”), hereby acknowledges the modifications made to the Original Sublease pursuant to the pursuant to the Initial Confirmation Agreement, the First Amendment, the Second Amendment and the Third Amendment (collectively, the “Sublease”), hereby consents to such modifications and agrees that such modifications are not contrary to the terms of the Master Lease, and agrees that that certain Master Landlord Recognition Agreement dated as of June 15, 2004, by and among FrankMon LLC, a Delaware limited liability company (as predecessor-in-interest to Master Landlord), Sublandlord and Subtenant (the “Recognition Agreement”), remains in full force and effect and shall apply to the Sublease.
Capitalized terms not otherwise defined herein shall have the same meanings as are ascribed to such terms in the Sublease.

71 SOUTH WACKER DRIVE LLC, a Delaware limited liability company

By: /s/ Steven M. Case
Print Name: Steven M. Case
Its: Executive Vice President

By: /s/ Betty Casties
Print Name: Betty Casties
Its: Vice President, Operations

EXHIBIT B - THIRD AMENDED

FLOOR PLAN OF THE SUBLEASED PREMISES
9TH FLOOR

(See Attached)

B-1

FLOOR PLAN BOOK

Hyatt Center

Lease Exhibit

CC-Development Group

RSF = 31,184

B-2

EXHIBIT E - THIRD AMENDED

NET RENT SCHEDULE

OFFICE PREMISES FLOOR 9 (31,184 FEET OF RENTABLE AREA)

TIME PERIOD	NET RENT PER SQUARE FOOT OF RENTABLE AREA	ANNUAL NET RENT	MONTHLY INSTALLMENT OF NET RENT
March 1, 2012	$29.69	$925,852.96	$77,154.41
February 1, 2013	$30.29	$944,563.36	$78,713.61
February 1, 2014	$30.89	$963,273.76	$80,272.81
February 1, 2015	$31.51	$982,607.84	$81,883.99
February 1, 2016	$32.14	$1,002,253.76	$83,521.15
February 1, 2017	$32.78	$1,022,211.52	$85,184.29
February 1, 2018	$33.44	$1,042,792.96	$86,899.41
February 1, 2019	$34.11	$1,063,686.24	$88,640.52
February 1, 2020	$34.11	$1,063,686.24	$88,640.52

E-1

EXHIBIT G

INVENTORY OF FURNITURE

Furniture subject to Furniture Sale:

All furniture located in the Third Amendment Contraction Space, except as described below.

Excluded Furniture:

Three (3) double credenza/bookcase pieces (72” tall) located in offices R13B, R13C and R19A.

Artwork on walls of Third Amendment Contraction Space.

Marketing table and chairs.

Ricoh color printer.

Sixteen (16) lateral file cabinets (30” x 60” each)

G-1